SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

                           [ ] Preliminary Proxy Statement
                           [ ] Confidential, for Use of the Commission Only
                               (as permitted by Rule 14a-6(e)(2))
                           [X] Definitive Proxy Statement
                           [ ] Definitive Additional Materials
                           [ ] Soliciting Material Pursuant to SS.240.14a-12

                                  TRAFFIX, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required
    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1) Title of each class of securities to which transaction applies:

            -------------

         2) Aggregate number of securities to which transaction applies:

            -------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:

            -------------

         5) Total fee paid:

            -------------

    [ ]  Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         1) Amount Previously Paid:

            -------------

                                  TRAFFIX, INC.
                               ONE BLUE HILL PLAZA
                              PEARL RIVER, NY 10965

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 17, 2003

      The Annual Meeting of Stockholders of Traffix, Inc. (the "Company") will be held at the Company's Executive Offices, One Blue Hill Plaza, Pearl River, New York, on September 17, 2003 at 9:30 a.m. local time, to consider and act upon the following matters:

      1.    To elect six directors to serve for the ensuing year.

      2.    To   ratify   the   selection   by  the   Board  of   Directors   of
            PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record as of the close of business on August 4, 2003 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                        By Order of the Board of Directors

                                        ANDREW STOLLMAN
                                        SECRETARY

Pearl River, New York
August 11, 2003





WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
  THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO
   ASSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME
               BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

                                  TRAFFIX, INC.
                               ONE BLUE HILL PLAZA
                              PEARL RIVER, NY 10965

           PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 17, 2003

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Traffix, Inc. (the "Company") for use at its Annual Meeting of Stockholders, to be held on September 17, 2003 at the Company's Executive Offices, One Blue Hill Plaza, Pearl River, New York, at 9:30 a.m. local time, and at any adjournment of that meeting (the "Annual Meeting"). Throughout this Proxy Statement, "we," "us" and "our" are used to refer to the Company.

      All proxies will be voted in accordance with a stockholder's instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. A stockholder may revoke any proxy at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the Annual Meeting.

      We intend to mail this Proxy Statement to stockholders on or about August 11, 2003, to be accompanied by our Annual Report to Stockholders for the fiscal year ended November 30, 2002.

VOTING SECURITIES AND VOTES REQUIRED

      At the close of business on August 4, 2003, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 12,766,475 shares of our Common Stock. Stockholders are entitled to one vote per share.

      The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information, as of August 4, 2003, based upon information obtained from the persons named below, regarding beneficial ownership of our Common Stock by (i) each current director and nominee for director of our Company, (ii) each of our executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation", below, (iii) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock and (iv) all of our executive officers and directors as a group.

                                                NUMBER OF SHARES      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)         NEFICIALLY OWNED(2)    CLASS(2)
---------------------------------------         -------------------   ----------

Jeffrey L. Schwartz .........................        2,555,110(3)        19.32%
Jack Silver .................................        1,774,950(4)        13.80
   660 Madison Avenue
   New York, NY 10021

Michael G. Miller ...........................        1,495,723           11.72
   5 Sky Drive
   New City, New York 10956

Andrew Stollman .............................        1,257,242(5)         9.54
Joshua B. Gillon, Esq. ......................          258,333(6)         1.99
Edwin A. Levy ...............................          212,600(7)         1.64
   570 Lexington Avenue
   New York, NY 10022

Murray L. Skala .............................          155,250(8)         1.20
   750 Lexington Avenue
   New York, NY 10022

Lawrence Burstein ...........................          131,250(9)         1.02
   245 Fifth Avenue
   New York, NY 10016

Gary Salmirs ................................          119,617(10)           *
Daniel Harvey ...............................           78,998(11)           *
Eric Aroesty ................................           74,000               *
All executive officers and
   directors as a group (10 persons) ........        6,595,017(12)       44.95%


----------

  *   Less than 1% of our Company's outstanding shares.

(1) Unless otherwise provided, such person's address is at our executive offices, One Blue Hill Plaza, Pearl River, New York 10965.

(2) The number of shares of Common Stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by a person or entity any shares which such person or entity has the right to acquire within 60 days after August 4, 2003. Excluded from such share amount are the 1,513,028 shares of our Common Stock held in treasury. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3) Includes 457,245 shares of Common Stock issuable upon the exercise of options held by Mr. Schwartz.

(4) Represents (i) 992,300 shares of Common Stock owned by a profit sharing plan of which Mr. Silver is a trustee; (ii) 117,000 shares of Common Stock owned by Mr. Silver's children; (iii) 148,000 shares of Common Stock owned by a pension plan of which Mr. Silver is a trustee; (iv) 423,900 shares of Common Stock held by a trust for the benefit of Mr. Silver's children, of which Mr. Silver was the donor; and (v) 93,750 shares of Common Stock issuable upon the exercise of options held by Mr. Silver.

(5) Includes 410,010 shares of Common Stock issuable upon the exercise of options held by Mr. Stollman.

(6) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Gillon.


(7) Represents 25,100 shares of Common Stock held by a fund of which Mr. Levy is the General Partner and 187,500 issuable upon the exercise of options held by Mr. Levy.

(8) Includes 151,250 shares of Common Stock issuable upon the exercise of options held by Mr. Skala.

(9) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Burstein.

(10) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Salmirs.

(11) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Harvey.

(12) Includes 1,904,720 shares of Common Stock issuable upon the exercise of options held by our executive officers and directors (which includes 51,667 shares of Common Stock issuable upon the exercise of options held by Richard Wentworth, one of our executive officers, but whose name is not set forth under the caption "Executive Compensation", below). See footnotes (3) through (11), above.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

      The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our officers or directors.

NOMINEES

      Set forth below for each nominee is his name and age, position with our Company, principal occupation and business experience during at least the past five years and the date of the commencement of his term as a director.

NAME                                    AGE         POSITION
-----                                   ---         --------
Jeffrey L. Schwartz                      54         Chairman of the Board and Chief Executive Officer
Andrew Stollman                          38         President, Secretary and Director
Murray L. Skala                          56         Director
Edwin A. Levy                            66         Director
Lawrence Burstein                        60         Director
Jack Silver                              60         Director

DIRECTORS

      Jeffrey L. Schwartz has been our Chairman and Chief Executive Officer since January 1995, Secretary/Treasurer from September 1993 to December 1994 and a director since our inception in 1993. From January 1979 until May 1998, Mr. Schwartz was also Co-President and a director of Jami Marketing Services, Inc., a list brokerage and list management consulting firm, Jami Data Services, Inc., a database management consulting firm, and Jami Direct, Inc., a direct mail graphic and creative design firm (collectively, the "Jami Companies"). The Jami Companies were sold by the principals thereof in May 1998.

      Andrew Stollman has been our President since November 21, 2002, a position he also held from September 1993 to December 1994, and Secretary and a director since January 1995. From February 2000 until January 2001, Mr. Stollman was also our Executive Vice President, from January 1995 until February 2000, he was Senior Vice President and from January 1, 2001 to November 21, 2002 he was Chief Operating Officer.

      Murray L. Skala has been a director since October 1995. Mr. Skala has been a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP since 1976. Mr. Skala is also a director of JAKKS Pacific, Inc., a publicly held company in the business of developing, marketing and distributing children's toys.

      Edwin A. Levy has been a director since November 1995. Mr. Levy has been the Chairman of the Board of Levy, Harkins & Co., Inc., an investment advisor, since 1979, and is also a director of Coastcast Corp., a publicly held company in the business of manufacturing golf club heads, and Forward Industries, Inc., a publicly held company in the business of designing, manufacturing and distributing custom soft-sided carrying case solutions.

      Lawrence Burstein has been a director since April 1999. Since March 1996, Mr. Burstein has been Chairman of the Board and a principal shareholder of Unity Venture Capital Associates, Ltd., a private venture capital firm. For approximately ten years prior thereto, Mr. Burstein was the President, a director and principal stockholder of Trinity Capital Corporation, a private investment banking concern. Trinity ceased operations upon the formation of Unity Venture in 1996. Mr. Burstein is a director of several companies, being, respectively, THQ, Inc., engaged in the development and marketing of games for Sony, Nintendo and Microsoft; CAS Medical Systems, Inc., engaged in the manufacture and marketing of blood pressure monitors and other disposable products, principally for the neonatal market; Medical Nutrition Services USA, Inc., engaged in the manufacturing and distribution of nutritional supplements; and I.D. Systems Inc., engaged in the design, development and production of a wireless monitoring and tracking system which uses radio frequency technology.

      Jack Silver has been a director since January 1, 2001. He is the principal investor and manager of SIAR Capital, an independent investment fund that invests primarily in undervalued, emerging growth companies. Mr. Silver, a certified public accountant by background, has managed SIAR capital for over twenty years.

      All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Directors who are not our employees are compensated for their services and attendance at meetings through the grant of options pursuant to our Stock Option Plan.

EXECUTIVE OFFICERS

      Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors. Two of our executive officers, Jeffrey L. Schwartz and Andrew Stollman, are also directors. Information with regard to such persons is set forth above under the heading "Nominees."

      Our remaining executive officers are Joshua B. Gillon, Esq., Executive Vice President and General Counsel, Mr. Daniel Harvey, Chief Financial Officer, Mr. Gary Salmirs, Executive Vice President - Marketing and Sales, and Mr. Richard Wentworth, Chief Operating Officer.

      Mr. Gillon, age 41, was appointed our Chief Investment Officer and General Counsel in April 2000. In April 2001, Mr. Gillon's title was changed to Executive Vice President - Corporate Affairs and General Counsel. In November 2002, Mr. Gillon's title was changed to Executive Vice President and General Counsel. From April 1999 through March 2000, Mr. Gillon served as the Project Director for Total Energy, Inc., a home heating oil industry consolidation. From February 1996 to March 1999, he was a partner at the law firm of Schneck, Weltman & Hashmall, LLP, specializing in mergers, acquisitions and securities law. From 1990 to 1996, he was an associate with the law firm of Kronish Lieb Weiner & Hellman, LLP and from 1988 to 1990, he was an associate with the law firm of Seward & Kissel, LLP. Mr. Gillon is also a director of CRIIMI MAE, Inc., a publicly held commercial mortgage company.

      Mr. Harvey, age 45, has been our Chief Financial Officer since January 1997. He joined us in September 1996. From November 1991 to August 1996, he was a Senior Manager with the accounting firm of Feldman, Gutterman, Meinberg & Co. Mr. Harvey is a Certified Public Accountant.

      Mr. Salmirs, age 38, has been our Executive Vice President - Marketing and Sales since November 21, 2002. He joined us in 1994, and had served as our Senior Vice President - Marketing and Sales since December 1995. From 1991 to 1994, Mr. Salmirs was the President, Chief Operating Officer and primary shareholder of GKS Marketing, Inc., a direct mail marketing and fulfillment service bureau.

      Mr. Wentworth, age 53, has been our Chief Operating Officer since November 21, 2002. He initially joined us in 1998, and had served as our Vice President of Data Operations since January 2000. From November 1994 to 1999, Mr. Wentworth was the President and Chief Operating Officer of TIAC, a prominent New England based regional Internet Service Provider.

THE COMMITTEES

      The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors does not have a Nominating Committee, and the usual functions of such a committee are performed by the entire Board of Directors.

      AUDIT COMMITTEE. The functions of the Audit Committee are to recommend to the Board of Directors the engagement of the independent accountants, review the audit plan and results of the audit engagement, review the independence of the auditors and review the adequacy of our system of internal accounting controls. Messrs. Levy, Burstein and Silver are the current members of the Audit Committee and are each "independent," as that term is defined in NASDRule 4200(a)(15). Our Board has adopted a written charter for the Audit Committee, a copy of which was filed as Appendix A to our proxy statement for our 2000 Annual Meeting of Stockholders.

      COMPENSATION COMMITTEE. The function of the Compensation Committee is to make recommendations to the Board with respect to compensation of management employees, including employee benefits, incentives and salaries. The current members of the Compensation Committee are Messrs. Skala and Burstein.

      STOCK OPTION COMMITTEE. The Stock Option Committee determines the persons to whom options should be granted under our stock option plans and the number of options to be granted to each person. The current members of the Stock Option Committee are Messrs. Levy and Burstein.

ATTENDANCE AT MEETINGS

      From December 1, 2001 through November 30, 2002, the Board of Directors, Stock Option Committee, Audit Committee and Compensation Committee each met or acted without a meeting pursuant to unanimous written consent five times, six times, four times and one time, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 14, 2001, each of Jeffrey L. Schwartz and Andrew Stollman, two of our executive officers, entered into a Purchase Agreement with a group of investment funds unaffiliated with our Company, pursuant to which Messrs. Schwartz and Stollman each sold 200,000 shares of our Common Stock (400,000 shares in the aggregate), at a price of $5.75 per share (for proceeds to each of them of $1,150,000). Such individuals also agreed, that for a period of six (6) months after such sale, they would not (with certain limited exceptions, as enumerated in the Purchase Agreements), without the consent of the investment funds, sell, assign, pledge, transfer or otherwise dispose of any of our securities. In such Purchase Agreements, we provided several covenants, including (i) the obligation to register such 400,000 shares with the Commission on Form S-3; (ii) use all reasonable best efforts to cause such registration statement to be declared effective within 120 days after filing; and (iii) cause such registration statement to remain continuously effective until December 13, 2003. Such registration statement was declared effective by the Commission on January 31, 2002. We agreed to indemnify the investment funds (limited to the amount of the proceeds received by Messrs. Schwartz and Stollman) for our breach of any of the covenants we made in the Purchase Agreements.

      Murray L. Skala, a member of our Board of Directors, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, our attorneys ("Feder Kaszovitz"). We incurred charges of approximately $798,000 during the fiscal year ended November 30, 2002. Feder Kaszovitz continues to provide services to us during our current fiscal year. Its fees are based primarily on hourly rates. We believe that our relationship with such firm is on terms no less favorable to us than could have been obtained from unaffiliated third parties.

LEGAL PROCEEDINGS

      The Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires us to describe briefly any material pending legal proceedings to which we are a party or of which any of our property is subject. The Exchange Act further provides that no information need be given with respect to any proceeding that involves primarily a claim for damages if the amount involved, exclusive of interest and costs, does not exceed 10% of our current assets. We believe that all of the claims made against us to date are either without merit or will ultimately result in a judgment against us (if at all) in an amount less than 10% of our current assets. Nevertheless, as the plaintiff in the WINGLER action is seeking damages in excess of 10% of our current assets, and as certain of the remaining legal claims made against us fail to specify an amount of damages being sought by the plaintiff, and as there is a potential that the ultimate damages awarded in a claim could exceed such 10% threshold, in compliance with the Exchange Act, we listed below the WINGLER action, as well as all legal claims made against us for which no amount of damages has been specified. The QWEST action seeks damages against us in an amount slightly less than 10% of our current assets.

      MAVIES WINGLER. On or about May 9, 2001, Mavies Wingler commenced an action against Group Lotto, Inc. ("GLI"), one of our wholly owned subsidiaries, in the Circuit Court of Logan County, West Virginia. Ms. Wingler claims to have picked the winning numbers entitling her to $10 million. On June 8, 2001, the action was removed to the United States District Court, Southern District of West Virginia, and is entitled WINGLER V. GROUPLOTTO, INC.,

Docket Number 2:01 -- CV -- 518. At the end of 2002, Ms. Wingler's attorney withdrew, and she is now representing herself. Discovery has been completed and we have made a motion for summary judgment. We and GLI have a contract of indemnification with SCA Promotions, Inc. to be indemnified for prizes paid out to qualified winners. GLI winners are required to produce the Group Lotto Entry Notification form ("GLEN") within a specified period of time after matching a drawing's winning numbers in order to qualify for receipt of the appropriate prize winnings. We do not believe that there is any merit to Ms. Wingler's claim and intend to vigorously continue our defense thereof.

      PLASMANET. On November 21, 2002, Plasmanet, Inc., one of our competitors, commenced an action alleging patent infringement and misappropriation of trade secrets. PLASMANET, INC. V. APAX PARTNERS, INC., ET AL., Case No. 02 Civ 9290 (S.D.N.Y.). Plasmanet operates a website, FreeLotto.com, which is similar to one operated by GLI. Plasmanet alleges that on September 24, 2002 it obtained a patent for a "Free Remote Lottery System" and that we infringed said patent. In addition, Plasmanet asserts that we misappropriated Plasmanet's trade secrets after we were shown a private placement memorandum by an agent of Plasmanet's investment banker. The complaint seeks injunctive relief and unspecified money damages. We believe there is no merit to the claims and intend to vigorously defend against them.

      QWEST COMMUNICATIONS. Qwest Communications, Inc. has notified us of an indemnification claim relating to a class action filed against Qwest in Minnesota. BINDNER V. LCI INTERNATIONAL TELECOM CORP. ET AL., District Court of Minnesota, County of Sibley, Case No. C0-00-242. Plaintiffs claim that in late 1999 into mid-2000, they were misled when they were solicited to change their long distance carrier to Qwest. They assert that they were not told that they would have to stay at certain hotels and pay their regular rates as part of a promotion, which offered them free airline tickets. We introduced the promotion ("Fly Free America") to Qwest, and had been retained by Qwest to operate the telemarketing campaign. In or about May 2000, we and Qwest entered into an agreement terminating our contract and settling the amount due us (the "May 2000 Agreement"). The May 2000 Agreement contained language which Qwest claims obligates us to indemnify Qwest for any loss it may sustain by reason of this class action. We maintain that we have no liability in the matter. Fraud claims in the class action have been dismissed, leaving breach of contract and false advertising claims. The court has certified the class and Qwest is defending the action.

      In November 2002, we commenced an arbitration against Qwest to recover certain amounts due us pursuant to the May 2000 Agreement. In December 2002, Qwest filed counterclaims in the arbitration relating to the Fly Free America program. Qwest asserts that we must indemnify Qwest for, among other things, fines and penalties amounting to approximately $1.5 million which Qwest claims it paid in connection with a number of consent decrees it entered into with various state attorneys general, an unspecified amount of attorneys' fees, and any and all expenses, penalties or other amounts Qwest becomes liable for in connection with the class action. Qwest also seeks reimbursement of approximately $3.1 million it paid us pursuant to the May 2000 Agreement. We believe that there is no merit to Qwest's counterclaims and intend vigorously to defend against them, as well as to pursue our claim.

      COLUMBIA HOUSE/RYDEL. In or about August 2002, Columbia House, one of our clients, notified us of an indemnification claim relating to a class action filed against Columbia House, among others, in Illinois. RYDEL V. COMTRAD INDUSTRIES, INC. ET AL., Circuit Court of Cook County, Illinois, No. 02 CH 13269. Plaintiff claims to have received unsolicited commercial e-mail from, among others, Columbia House, in violation of Illinois law. Columbia House advised us that it believes that the email in question was not approved by Columbia House when it was sent, and asserted a claim for indemnification against us pursuant to our contract. We and Columbia House agreed to defer resolution of the indemnification claim (and reserved each of our respective rights). Columbia House is defending against the class action. Its motion to dismiss the complaint has been denied.

      In or about January 2003, we were named as a defendant in the RYDEL class action. In an additional count in the complaint, the plaintiff asserts that we violated the Illinois Consumer Fraud and Deceptive Business Practices Act by providing to a co-defendant a list of consumers who had consented to receive commercial e-mails when, the complaint alleges, they had not. The complaint seeks injunctive relief and unspecified damages. Our motion to dismiss the complaint was granted in June 2003, and the plaintiff has filed an appeal. We believe that there is no merit to the claim, and, in the event the dismissal of the claim is reversed on appeal, we intend to vigorously defend against it.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      To the best of our knowledge, during the fiscal year ended November 30, 2002, (i) Gary Salmirs and Richard Wentworth each untimely filed one report on Form 3; (ii) Lawrence Burstein, Joshua B. Gillon, Daniel Harvey, Edwin Levy, Jack Silver and Murray L. Skala each untimely filed one report on Form 4, each reporting one transaction; and (iii) Eric Aroesty untimely filed one report on Form 4 reporting one transaction and failed to file one report on Form 5 reporting three transactions. These individuals were executive officers, directors and/or beneficial owners of more than 10% of our Common Stock during the fiscal year ended November 30, 2002. To the best of our knowledge, all other Forms 3, 4 and 5 required to be filed during the fiscal year ended November 30, 2002 were done so on a timely basis.

EXECUTIVE COMPENSATION

      The following table sets forth our executive compensation paid during the three fiscal years ended November 30, 2002, 2001 and 2000 for (i) the Chief Executive Officer; (ii) our four most highly compensated executive officers (other than the Chief Executive Officer) whose cash compensation for the fiscal year ended November 30, 2002 exceeded $100,000 ; and (iii) up to two additional individuals for whom disclosure would have been provided under the above clause
(ii) but for the fact that the individuals were not serving as executive officers as of the end of the last completed fiscal year (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                          --------------------------------
                                               ANNUAL COMPENSATION             AWARDS           PAYOUTS
                                        --------------------------------  ---------------------  ---------
               (a)                 (b)      (c)        (d)        (e)         (f)         (g)        (h)        (i)
                                                                 OTHER
                                                                ANNUAL    RESTRICTED  SECURITIES             ALL OTHER
                                                               COMPENSA-     STOCK    UNDERLYING    PLAN      COMPEN-
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)   TION($)     AWARDS    OPTIONS(#)  PAYOUTS($)  SATION($)
------------------------          ----   --------    --------  ---------  ----------  ----------  ----------  --------
Jeffrey L. Schwartz               2002    $500,000   $185,707        0         0        105,000       0          0
   Chairman and                   2001    $444,000   $200,000        0         0        150,000       0          0
   Chief Executive                2000    $405,000   $185,000        0         0        100,000       0          0
   Officer
Andrew Stollman                   2002    $450,000   $185,707        0         0        105,000       0          0
   President and                  2001    $401,000   $200,000        0         0        135,000       0          0
   Secretary                      2000    $367,000   $165,000        0         0        100,000       0          0
Eric Aroesty                      2002    $363,377          0        0         0              0       0          0
   Former President(1)            2001    $294,000   $150,000        0         0              0       0          0
                                  2000    $185,000          0        0         0              0       0          0
Joshua B. Gillon, Esq.            2002    $244,244    $50,000        0         0              0       0          0
   Executive Vice                 2001    $225,000    $50,000        0         0        175,000       0          0
   President and                  2000    $133,000(2) $25,000        0         0        100,000       0          0
   General
   Counsel
Daniel Harvey                     2002    $196,706    $40,000        0         0              0       0          0
   Chief Financial                2001    $184,000    $40,000        0         0         79,000       0          0
   Officer                        2000    $177,000    $30,000        0         0         29,000       0          0
Gary Salmirs                      2002    $240,000   $100,000        0         0              0       0          0
   Executive Vice                 2001    $240,000   $117,345        0         0        120,050       0          0
   President - Marketing          2000    $240,000          0        0         0              0       0          0
   and Sales(3)


----------
(1) Mr. Aroesty resigned as an executive officer, employee and director of our Company on November 21, 2002.

(2) Mr. Gillon's salary during 2000 was $200,000 per annum, however, we first employed him on April 5, 2000.

(3) Mr. Salmirs has been our employee since 1995, but first became an executive officer in November 2002 upon his appointment as Executive Vice President - Marketing and Sales.

      The following table sets forth certain information regarding the granting of options to the Named Officers during the fiscal year ended November 30, 2002.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSESSED
                                                                                                  ANNUAL RATES OF
                                                                                              STOCK PRICE APPRECIATION
                                   INDIVIDUAL GRANTS                                             FOR OPTION TERM(2)
-------------------------------------------------------------------------------------------   ------------------------
                 (a)                       (b)            (c)           (d)          (e)         (f)         (g)
                                        NUMBER OF
                                       SECURITIES     % OF TOTAL
                                       UNDERLYING  OPTIONS GRANTED  EXERCISE OR
                                         OPTIONS   TO EMPLOYEES IN  BASE PRICE   EXPIRATION
NAME                                   GRANTED(#)   FISCAL YEAR(1)   ($/SHARE)      DATE        5%($)      10%($)
------                                 -----------  --------------  ----------   ----------   ---------   ---------
Jeffrey L. Schwartz. .............      105,000(3)       12.97%        $5.70       12/1/11     $376,394   $953,855
Andrew Stollman ..................      105,000(3)       12.97%        $5.70       12/1/11     $376,394   $953,855


----------
(1) Options to purchase a total of 809,250 shares of Common Stock were granted to our employees and consultants, including the Named Officers, during the fiscal year ended November 30, 2002.

(2) Based upon the closing price of the Common Stock, as listed by the Nasdaq National Market, on the date of grant of the respective options.

(3) One-third (1/3) of these options became exercisable on their date of grant and on the one-year anniversary thereof, and the remaining one-third (1/3) become exercisable on the two-year anniversary thereof.

      The following table sets forth certain information regarding options exercised and exercisable during the fiscal year ended November 30, 2002 and the value of the options held as of November 30, 2002 by the Named Officers.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

              (a)                   (b)          (c)                   (d)                        (e)
                                                                    NUMBER OF
                                                                    SECURITIES               VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                   OPTIONS AT FISCAL YEAR-END(#)   AT FISCAL YEAR-END (1)($)
                                ACQUIRED ON      VALUE     -----------------------------  ---------------------------
NAME                            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------                         ------------   ----------   -------------   ------------   -----------   -------------
Jeffrey L. Schwartz                    0              0        422,245         70,000        $185,611            0
Andrew Stollman                        0              0        375,010         70,000         149,213            0
Eric Aroesty                     365,789       $281,658              0              0               0            0
Joshua B. Gillon                       0              0        183,335         91,665          42,834      $21,416
Daniel Harvey                     22,000         85,533         39,333         26,332           2,070       14,620
Gary Salmirs                      17,500         92,603         91,384         16,666          60,834            0


----------
(1) The product of (x) the difference between $2.91 (the closing price of our Common Stock at November 29, 2002, as reported by Nasdaq) and the exercise price of the unexercised options, multiplied by (y) the number of unexercised options.

BOARD COMPENSATION

      As a result of our policy to compensate non-employee directors for their services, our 1996 Stock Option Plan, as amended and restated, provides for an automatic one-time grant to all non-employee directors of options to purchase 25,000 shares of Common Stock and for additional automatic quarterly grants of options to purchase 6,250 shares of Common Stock. The exercise prices for all of such non-employee director options are the market value of the Common Stock on their date of grant.

EMPLOYMENT AGREEMENTS

      We entered into employment agreements, effective December 1, 2001, with each of Jeffrey L. Schwartz and Andrew Stollman, which expire on November 30, 2004. Pursuant to such agreements, (i) Mr. Schwartz is employed as Chairman and Chief Executive Officer and Mr. Stollman is employed as Chief Operating Officer (which title has since been changed to President); (ii) Messrs. Schwartz and Stollman were paid $500,000 and $450,000 per annum, respectively, for the fiscal year ended November 30, 2002, and are to be paid in each subsequent 12 month period at a rate to be determined by our Board of Directors, but that is at least ten percent (10%) more than the annual rate in the immediately preceding year (which rate for the fiscal year ending November 30, 2003 is $550,000 and $495,000 per annum, respectively); (iii) Messrs. Schwartz and Stollman will each receive non-discretionary bonuses upon our achievement of certain pre-tax income milestones, as well as discretionary bonuses subject to approval of our Board of Directors; (iv) Messrs. Schwartz and Stollman were each issued 10 year options to acquire 105,000 shares of our Common Stock at an exercise price of $5.70 per share; (v) Messrs. Schwartz and Stollman each agreed not to compete or engage in a business competitive with our business during the term of the agreement and for a period of one year thereafter; (vi) if an employee's employment is terminated other than as a result of a "For Cause Event" (as defined in the agreements), he shall be entitled to receive additional compensation and other consideration, all as more fully described in the agreements; and (vii) if an employee's employment is terminated as a result of a "Change in Control" (as defined in the agreements), he shall be entitled to receive a one-time payment in an amount equal to 2.99 times his "base amount" determined in accordance with the applicable provisions of the Internal Revenue Code.

      The foregoing is only a summary of the material terms of our employment agreements with the Named Officers. For a complete description, copies of such agreements are annexed in their entirety as exhibits to our Annual Report on Form 10-K for the fiscal year ended November 30, 2001.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

      The Compensation Committee of our Board of Directors from December 1, 2001 through November 30, 2002 consisted of Murray L. Skala and Lawrence Burstein. See "Certain Relationships and Related Transactions."

                                PERFORMANCE GRAPH

      The graph and table below display the relative performance of our common stock, the Nasdaq U.S. Companies Index (the "Nasdaq-US") and a peer group index, by comparing the cumulative total stockholder return (which assumes reinvestment of any dividends) on an assumed $100 investment in our common stock, the Nasdaq-US and the peer group index over the prior five completed fiscal years. The peer group index consists of those companies within SIC Code 7389. The historical performance data presented below may not be indicative of the future performance of our common stock, either reference index or any component company in either reference index.

  [THE FOLLOWING DATA IS REPRESENTED AS A LINE CHART IN THE PRINTED DOCUMENT]

                       TRAFFIX, INC.      NASDAQ US INDEX          PEER GROUP
Dec 97                   100                  100                   100
Dec 98                    27.72               122.59                106.78
Dec 99                   103.27               211                   138.66
Dec 00                    35.88               163.51                122.44
Dec 01                   101.76               121.8                  83.24
Dec 02                    50.62               93.31                  63.18


                            ANNUAL RETURN PERCENTAGE
                                                                           YEARS ENDED
                                               --------------------------------------------------------------------
                                               NOVEMBER 30,  NOVEMBER 30,  NOVEMBER 30,  NOVEMBER 30,  NOVEMBER 30,
COMPANY NAME/INDEX                                 1998          1999          2000          2001          2002
--------------------                           ------------  ------------  ------------  ------------  ------------
TRAFFIX, INC. ............................         -72.28      272.55         -65.26      183.64         -50.26
PEER GROUP ...............................           6.78       29.86         -11.70      -32.02         -24.09
NASDAQ - US ..............................          22.59       72.12         -22.51      -25.51         -23.39


                                 INDEXED RETURNS
                                                                            YEARS ENDED
                                                --------------------------------------------------------------------
                                  DECEMBER 1,   NOVEMBER 30,  NOVEMBER 30,  NOVEMBER 30,  NOVEMBER 30,  NOVEMBER 30,
COMPANY NAME/INDEX                   1997           1998          1999          2000          2001          2002
--------------------              -----------   ------------  ------------  ------------  ------------  ------------
TRAFFIX, INC.                         100          27.72         103.27         35.88        101.76        50.62
PEER GROUP                            100         106.78         138.66        122.44         83.24        63.18
NASDAQ - US                           100         122.59         211.00        163.51        121.80        93.31

                          COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PHILOSOPHY

      Our Company's executive compensation policy is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This policy seeks to enhance the profitability of our Company, and thereby enhance stockholder value, by linking the financial interests of our executives with those of the stockholders. Under the guidance of the Compensation Committee, our Company has developed and implemented an executive compensation policy to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

      In applying this philosophy, we strive to (i) attract and retain executives of outstanding abilities who are critical to the long-term success of our Company, and (ii) reward executives for long-term strategic management and the enhancement of stockholder value by providing equity ownership in our Company. Through these objectives, we integrate our Company's compensation policies with our annual and long-term strategic planning.

EXECUTIVE COMPENSATION

      Executive Compensation has been designed to implement the objectives described above and is comprised of the following fundamental elements:

      o     base  salary  and  bonuses  that are  determined  by an  executive's
            individual   contributions  and  sustained   performance  within  an
            established competitive salary range.

      o incentive programs that reward executives when stockholder value is created through an increase in the market value of our Common Stock or through significant performance achievements that enhance the long-term success of our Company.

      Each of these elements of compensation is discussed below.

      SALARY AND BONUS. The salaries and non-discretionary bonuses of Messrs. Schwartz and Stollman are determined in accordance with the terms of their respective employment agreements. The discretionary bonuses for Messrs. Schwartz and Stollman and the salary and bonus levels for the remaining executive officers, Messrs. Gillon, Harvey, Wentworth and Salmirs, are approved by the Board on an annual basis, based upon the recommendations of our Chief Executive Officer and President.

      INCENTIVE COMPENSATION. The incentive compensation program is primarily implemented through the grant of stock options. This program is intended to align executive interests with the long-term interests of stockholders by linking executive compensation with stockholder value enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant, long-term equity ownership position in our Company. Stock options are granted at prevailing market rates and will only have value if our Company's stock price increases in the future. Mangement recommends to the Stock Option Committee the number of shares to be issued pursuant to option grants made to the executive officers, based on individual accomplishments and contributions to our Company. The Stock Option Committee also considers the number and value of options held by each executive officer that will vest in the future. The options granted to executive officers are generally (i) granted pursuant to our Employee Stock Option Plan, as amended and restated; (ii) terminate between five to ten years after their date of grant; and (iii) vest over periods of two to five years.

CHIEF EXECUTIVE OFFICER AND PRESIDENT COMPENSATION

      The base salaries of Messrs. Schwartz and Stollman for fiscal 2002 were determined in accordance with the terms of their respective December 1, 2001 employment agreements (see "Employment Agreements"). The employment agreements provide that the base salaries for each of Messrs. Schwartz and Stollman in future periods will increase by at least 10% per annum, the exact amount of which is to be determined by the Board of Directors, based upon the recommendations of the Compensation Committee. The employment agreements further provide that each of Messrs. Schwartz and Stollman are entitled to certain formula-based non-discretionary bonuses based upon our Company's achievement of certain pre-tax income milestones and also may receive discretionary bonuses as determined by the Board of Directors, again based upon the recommendations of the Compensation Committee.

Company's achievement of certain pre-tax income milestones and also may receive discretionary bonuses as determined by the Board of Directors, again based upon the recommendations of the Compensation Committee.

      The Compensation Committee evaluates the performance of Mr. Schwartz, the Chief Executive Officer, and Mr. Stollman, the President, on an annual basis and reports its assessment to the outside members of the Board of Directors with respect to salary increases (above the 10% minimum increases mandated by their respective employment agreements), discretionary bonuses and option grants, if any. The Compensation Committee's assessment of the Chief Executive Officer and President is based on a number of factors, including the achievement of short- and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share; our Company's position within the industry in which we compete, including market share; overall economic climate; individual contribution to our Company; and such other factors as the Compensation Committee may deem appropriate.

      Based upon the terms of their respective employment agreements, Messrs. Schwartz and Stollman were compensated for their services rendered in fiscal 2002, as follows: Mr. Schwartz earned a base salary of $500,000 and a non-discretionary bonus of $123,207 and was granted options to purchase 105,000 shares of Common Stock. Mr. Stollman earned a base salary of $450,000 and a non-discretionary bonus of $123,207 and was granted options to purchase 105,000 shares of Common Stock. Based upon our Company's overall performance in fiscal 2002, including achieving pre-tax income of approximately $4.5 million and increasing our net income after taxes (from approximately $417,000 in fiscal 2001 to approximately $2.7 million in fiscal 2002), the Board also agreed to grant each of Messrs. Schwartz and Stollman discretionary bonuses of $62,500.

                                        COMPENSATION COMMITTEE

                                        Lawrence Burstein
                                        Murray L. Skala

            REPORT OF THE AUDIT COMMITTEE ON THE FINANCIAL STATEMENTS

      The Audit Committee has (i) reviewed and discussed with management our audited financial statements for the fiscal year ended November 30, 2002; (ii) discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61,
COMMUNICATIONS WITH AUDIT COMMITTEES, as amended by Statement on Auditing Standards No. 90, AUDIT COMMITTEE COMMUNICATIONS; (iii) received the written disclosures and the letter from the independent auditors as required by Independent Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES; (iv) considered whether the non-audit services provided by the independent auditors, if any, are compatible with maintaining the auditor's independence; and (v) discussed with the auditors the auditors' independence.

      Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2002 be included in our Annual Report on Form 10-K for such fiscal year.

                                        AUDIT COMMITTEE

                                        Edwin Levy
                                        Lawrence Burstein
                                        Jack Silver

                       RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 2)

      Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, as our principal independent auditors for the fiscal year ending November 30, 2003, subject to ratification by the stockholders. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, have served as our independent auditors since our inception. If the appointment of this firm is not ratified or if it declines to act or its engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

      The following are the fees billed us by PricewaterhouseCoopers LLP for services rendered thereby during the fiscal years ended November 30, 2002 and 2001:

                                            FISCAL YEAR ENDED NOVEMBER 30,
                                               2002               2001
                                               ----               -----
         Audit Fees .....................    $199,530            $170,450
         Audit Related Fees .............       9,275                   0
         Tax Fees .......................      19,410              29,893
         All Other Fees .................           0                   0

      AUDIT FEES consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that are normally provided by the auditors in connection with our statutory and regulatory filings or engagements.

      AUDIT RELATED FEES consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees. Included in such Audit Related Fees were fees incurred in connection with the auditors' review of financial information included in our filed registration statements.

      TAX FEES consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. Included in such Tax Fees were fees incurred for tax planning services and state and local tax advice.

      ALL OTHER FEES consist of the aggregate fees billed for products and services provided by the auditors and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.

      Our Audit Committee has considered whether the provisions of the non-audit
services   described  above  is  compatible   with   maintaining  our  auditor's
independence and determined that such services are appropriate.

                              BOARD RECOMMENDATION

      The Board of Directors believes that the approval of the foregoing two proposals is in our best interests and in the best interests of our stockholders and therefore recommends that the stockholders vote FOR such proposals.

                               2004 ANNUAL MEETING

      We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in the proxy statement and proxy for our 2004 Annual Meeting of Stockholders at our executive offices on or before May 20, 2004. Any other proposal that a stockholder intends to present at that Meeting may be deemed untimely unless we will have received written notice of such proposal on or before July 5, 2004. Stockholders should send proposals and notices addressed to Traffix, Inc., One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965,
Attention: Andrew Stollman, Secretary.

                                  OTHER MATTERS

      We have not received any other proposal or notice of any stockholder's intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

      We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

                                        By Order of the Board of Directors

                                        ANDREW STOLLMAN
                                        SECRETARY

August 11, 2003


 THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING.
  WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT
                               IN THEIR PROXIES.

     Proxy for Annual Meeting of Stockholders to be held September 17, 2003

                                 TRAFFIX, INC.

Know all men by these presents, that the undersigned hereby constitutes and appoints Jeffrey L. Schwartz and Andrew Stollman and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of Traffix, Inc., standing in the name of the undersigned at the close of business on August 4, 2003, at the Annual Meeting of Stockholders of the Company to be held on September 17, 2003, at the Company's Executive Offices, One Blue Hill Plaza, Pear River, New York, 9:30 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.

       This proxy is solicited by the Board of Directors of the Company.

               (Continued and to be signed on the reverse side.)

 X   Please mark your votes as this example
---

                                 For       Against    Nominees are:
                                                      Jeffrey L. Schwartz,
1. Election of Directors                              Andrew Stollman, Murray L.
                                 ---         ---      Skala, Edwin A. Levy,
                                                      Lawrence Burstein and Jack
                                                      Silver

                                 For       Against    Abstain

2. Approval of appointment
   of PricewaterhouseCoopers     ---         ---        ---
   LLP as the Company's
   auditors.

3. In their discretion upon
   such other measures as        ---         ---        ---
   may properly come before
   the meeting, hereby
   ratifying and confirming
   all that said proxy may
   lawfully do or cause to be
   done by virtue hereof and
   hereby revoking all proxies
   heretofore given by the
   undersigned to vote at said
   meeting or any adjournment
   thereof.

(Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all
proposals listed above. Number of shares owned by undersigned                  .
                                                              -----------------

Signature(s):                                     Date:
             ----------------------------------        -------------------------

Signature(s):                                     Date:
             ----------------------------------        -------------------------

IMPORTANT: Please sign exactly as your names are printed here. Executors, administrators, trustees and other persons signing in a representative capacity should give full title.